EXHIBIT 10.127

VISION TWENTY-ONE, INC. 120 West Fayette Street, Suite 700 Baltimore, Maryland 21201

Via Hand Delivery

December 5, 2001

Mark B. Gordon, O.D.
6 Elm Hollow Court
Baltimore, Maryland 21208

Dear Mark:

This purpose of this letter is to confirm our discussion regarding the termination of your employment by Vision Twenty-One, Inc. ("Vision 21"), MEC Health Care, Inc.("MEC") and Block Vision, Inc. ("Block Vision"; Vision 21, MEC and Block Vision may be collectively referred to as the "Company"), and to confirm the terms of your departure from the Company as follows:

    Your employment with the Company is terminated effective December 31, 2001 (the "Termination Date").

    Effective as of the Termination Date, you will assume the position of Chairman of the Board of Vision 21, to hold such position until the earlier of your resignation or removal. By execution of this letter agreement you hereby agree that your resignation as Chairman of the Board of Vision 21 shall be automatically effected, without the need for you to tender any further resignation or for you, Vision 21 or the Board of Directors of Vision 21 to take any further action, upon (i) the execution by Vision 21 and [intentionally omitted], or its designee, (collectively, the "Purchaser") of a definitive agreement (the "Definitive Agreement") providing for the sale of Vision 21 and/or its subsidiaries to the Purchaser, such resignation to be effective as of the date of the Definitive Agreement, or (ii) the restructuring (the "Restructuring") of Vision 21's credit facility with the lenders party to the Amended And Restated Credit Agreement dated as of November 10, 2000, such resignation to be effective as of the date of Restructuring.

    By execution of this letter agreement you hereby agree that your resignation (i) as President of Vision 21 and as an officer or director of Vision 21's direct or indirect subsidiaries (collectively, the "Vision 21 Subsidiaries") shall be automatically effected, without the need for you to tender any further resignation or for you, Vision 21 or the Vision 21 Subsidiaries to take any further action, such resignation to be effective as of December 5, 2001 for Vision 21 and for all Vision 21 Subsidiaries, except Block Vision of Texas, Inc. for which the effective date of such resignation shall be December 10, 2001, and (ii) as Chief Executive Officer of Vision 21 shall be automatically effected, without the need for you to tender any further resignation or for you, Vision 21 or the Board of Directors of Vision 21 to take any further action, such resignation to be effective as of the Termination Date.

    (A) In accordance with the terms of the Amended And Restated Employment Agreement dated May 30, 2001 between you and the Company (the "Employment Agreement"), the Company shall make a lump sum payment to you within ten (10) days of the Termination Date in an amount equal to your annual base salary paid during the twelve (12) months immediately preceding the Termination Date.

    (B) The Installment Termination Payments (as such term is defined in Section 5(a)(1) of the Employment Agreement) shall be increased to an aggregate amount equal to one and one half (1- 1/2) times your annual base salary in effect on the Termination Date, and shall be paid to you in equal consecutive installments over an eighteen month period, paid in accordance with the Company's normal payroll schedule, but no less frequently than monthly, commencing with the pay date immediately following the Termination Date.

    The Company hereby waives the mitigation provision set forth in the last sentence of Section 5(a)(1) of the Employment Agreement (the "Mitigation Provision") and confirms that there shall be no reduction in the amount of the Installment Termination Payments to be paid to you by the Company pursuant to Section 5(a)(1) of the Employment Agreement.

    You hereby waive any rights which you may have to receive the Performance Bonus (as such term is defined in Section 3(b) of the Employment Agreement) for fiscal year 2001 pursuant to Section 3(b) of the Employment Agreement.

    You shall have the right to continue to use the MEC leased automobile which you are currently using, at MEC's expense, through March 31, 2003. You shall continue to be responsible for appropriately reporting your personal use of the vehicle for personal income tax purposes. On or before the Termination Date, you will return to Vision 21, at its principal place of business, the Vision 21 leased automobile which you are currently using.

    From the date of this Agreement through the Termination Date, you hereby agree that you will not (i) make any commitments or incur any liabilities on behalf of or in the name of Vision 21 or any of the Vision 21 Subsidiaries, including, without limitation, the discharging of any employees, the assigning to Ellen Gordon of any projects pursuant to the Consulting Services Agreement between Mrs. Gordon and Vision 21 dated October 1, 2001, or the issuing of any checks or wire instructions by Vision 21 or any Vision 21 Subsidiaries, without the prior approval of the Board of Directors of Vision 21, or (ii) take any action, request any employee of Vision 21 or the Vision 21 Subsidiaries to take any action or permit any employee of Vision 21 or the Vision 21 Subsidiaries to take any action of which you have knowledge, that is inconsistent with the best interests of Vision 21 or the Vision 21 Subsidiaries (for purposes hereof, the phrase "inconsistent with the best interests of Vision 21 or the Vision 21 Subsidiaries" shall be as reasonably determined by the Board of Directors of Vision 21).

    You hereby represent and warrant to the Company as follows: (i) you have not taken any action, requested any employee of Vision 21 or the Vision 21 Subsidiaries to take any action or permitted any employee of Vision 21 or the Vision 21 Subsidiaries to take any action of which you had knowledge, which was not in the best interests of Vision 21 or the Vision 21 Subsidiaries (for purposes hereof, the phrase "not in the best interests of Vision 21 or the Vision 21 Subsidiaries" shall be as reasonably determined by the Board of Directors of Vision 21); (ii) the reimbursement rates paid by MEC or Block Vision to any optometry practice or retail optical location in which you have an ownership interest, including, without limitation, Barenburg Optometric Service, Inc. (collectively, the "Affiliated Locations"), have not been increased, and are the same as the reimbursement rates paid to other providers participating on the MEC or Block Vision managed care provider panels on which the Affiliated Locations participate; (iii) you have not taken any action, and no action has been taken against you, which would constitute "Cause" as such term is defined in Section 5(c) of the Employment Agreement; (iv) Managed Chiropractic Care, Inc. ("MCC") has complied with all of its obligations under the Administrative Services Agreement between MCC and MEC dated June 1, 2001 (the "MCC Agreement"), since the effective date thereof including, without limitation, its payment obligations to MEC thereunder, and MEC has complied with all of its obligations under the MCC Agreement since the effective date thereof; (v) the following is true and correct with respect to the Lease Agreement dated November 1, 1999 between Barenburg Eye Associates, Inc., as Lessor (the "Lessor"), and MEC, as Lessee, for the premises located at 100 Park Avenue, Baltimore, Maryland (the "Lease Agreement"): (A) the Lease Agreement has not been assigned, modified, supplemented or amended in any way; (B) the Lease Agreement constitutes the entire agreement between the Lessor and MEC and there are no other agreements or understandings between the Lessor and MEC concerning the premises which are the subject of the Lease Agreement; (C) the Lease Agreement is valid and in full force and effect and neither Lessor nor MEC is in default thereunder; (D) the monthly rent presently payable under the Lease Agreement is $7,600; and (E) Lessor is holding a security deposit of $900 pursuant to the terms of the Lease Agreement and, other than the security deposit, Lessor holds no other funds for MEC's account and no rent or other sum payable under the Lease Agreement has been paid in advance.

    In consideration for the covenants and agreements of the Company to increase the amount of the Installment Termination Payments as provided for in item 4. (B) of this letter agreement and the Company's waiver of the Mitigation Provision as provided for in item 5. of this letter agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confirmed, you hereby release and forever discharge Vision 21, the Vision 21 Subsidiaries, each of the lenders party to Vision 21's Amended And Restated Credit Agreement dated as of November 10, 2000 and MTS Partners, LP, and each of their respective officers, directors, shareholders, partners, agents, employees, affiliates, successors and assigns (collectively, the "Released Parties"), of and from any and all claims, demands, liabilities, costs, expenses, actions and causes of action of whatsoever kind or nature, whether in law or in equity, including, without limitation, any and all claims arising under common law or arising under any federal, state and local statutes, ordinances, rules, regulations and orders, from the beginning of time to the date of this letter agreement, which you may have or claim to have, whether known to you or not, against the Released Parties, except for the obligations of the Company under this letter agreement. This release is a general release and you intend and agree that it shall be interpreted, construed and enforced as such.

    By execution of this letter agreement, it is hereby agreed that this letter agreement modifies and amends any provisions of the Employment Agreement relating to the subject matter of this letter agreement. If there is any inconsistency between the provisions of this letter agreement and the provisions of the Employment Agreement, the provisions of this letter agreement shall govern.

    The Company agrees that all Affiliated Locations shall have the right to continue to participate on any MEC or Block Vision managed care provider panel on which the Affiliated Locations currently participate, unless otherwise specified by the client healthplan, subject to continued compliance by each of the Affiliated Locations with all applicable credentialing and other participatory criteria of MEC, Block and/or the client healthplan and subject to continued compliance with the applicable provider agreements.

    By execution of this letter agreement, MEC and you, in your capacity as President of MCC, hereby amend Article IV. H. of the MCC Agreement to add the following additional provision as item 4. thereof: "MCC may terminate this Agreement without cause upon thirty (30) days prior written notice to MEC. MEC may terminate this Agreement without cause upon one hundred (120) days prior written notice to MCC."

    You agree that you will cooperate with Vision 21 and the Vision 21 Subsidiaries in all respects and will execute and deliver such other documents and take such other actions as may be requested by Vision 21 to carry out, evidence and confirm the intended purpose of this letter agreement. Such cooperation shall include, without limitation, assistance to Vision 21 and/or the Vision 21 Subsidiaries in effecting such changes in bank account signatories for Vision 21 and/or the Vision 21 Subsidiaries as is requested by Vision 21, your continued availability to answer inquiries regarding the business, employees, clients and providers of Vision 21 and the Vision 21 Subsidiaries, as requested by Vision 21, and your return to Vision 21, on or before the Termination Date, of all corporate credit cards, office keys and office building access cards. You further agree that you will not, at any time, make any statements or take any action that would harm the business, integrity or reputation of Vision 21or the Vision 21 Subsidiaries.

    If any representation or warranty contained in item 9. of this letter agreement is not true and correct in all respects as of the date hereof or you breach any covenant, agreement or undertaking contained in this letter agreement or the Employment Agreement, the Company shall have no further monetary or other obligations to you under this letter agreement or under the Employment Agreement as modified by this letter agreement, and the Company shall have any and all other rights and remedies available to it at law or in equity.

If you are in agreement with the terms set forth in this letter agreement, we would appreciate it if you could confirm such agreement by signing this letter where indicated below.

Sincerely,

/s/ Howard Hoffmann	/s/ Richard W. Jones
Howard Hoffmann Chairman of the Board Vision Twenty-One, Inc.

Richard W. Jones Treasurer, MEC Health Care, Inc. and Chief Financial Officer, Block Vision, Inc.

Agreed and accepted effective as of
the 5th day of December, 2001.

/s/ Mark Gordon

Mark Gordon, O.D., individually and
on behalf of Managed Chiropractic
Care, Inc. in his capacity as President with
respect to item 13. of this letter agreement.